Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-104317





                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 2, 2004

                       (to Prospectus dated June 30, 2003)

                   GRANT PARK FUTURES FUND LIMITED PARTNERSHIP


         Effective February 2, 2004, Grant Park Futures Fund increased the amount of Class A Limited Partnership Units being offered for sale. Of the total $200,000,000 of Limited Partnership Units registered for sale by the Fund, up to $40,000,000 of Class A Units are now being offered for sale to qualifying investors, and up to $160,000,000 of the Class B Units are being offered for sale. The Class B Units have a lower minimum subscription amount and a higher fee structure than the Class A Units. As of January 31, 2004, the Fund had issued $19,373,095 of Class A Units and $67,258,425 of Class B Units.

         You should also be aware that Fahnestock & Co. Inc., one of the firms named in the prospectus as a selling agent, is now operating under the name Oppenheimer & Co. Inc.